EXHIBIT 14

LoJack Corporation

Amended and Restated

Code of Business Conduct and Ethics

Introduction

Ethics are important to LoJack Corporation and its directors, officers and employees (each an “Associate”). LoJack Corporation is committed to the highest ethical standards and to conducting its business with the highest level of integrity. This commitment is at the core of the values that make LoJack Corporation great.

The LoJack Corporation Code of Business Conduct and Ethics (the “Code of Ethics”) has four primary functions:

•	To establish and clearly communicate our standards of business conduct, our ethical principles and our expectations;

•	To ensure that business policies and practices continue to be aligned with those standards and principles;

•	To establish responsibility for monitoring compliance; and

•	To set forth the manner in which perceived violations of ethical principles are to be reported.

The Code of Ethics applies to all Associates and any waiver of the Code of Ethics must be approved by the Board of Directors and promptly disclosed to shareholders.

Ethics

LoJack Corporation is committed to the ideals of uncompromising honesty and integrity. As a LoJack Corporation Associate you are expected to adhere to the highest standards of ethics; to be honest and ethical in dealing with each other, with shareholders and with customers, vendors, and all other third parties.

You also must respect the rights of your fellow Associates and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran’s status, handicap or disability.

We understand that the true culture of LoJack Corporation is not embodied in the words of the Code of Ethics itself but rather in the behavior of our Associates. We hope this Code of Ethics is an accurate reflection of our actual behavior and urge all Associates to aspire to it. We are the guardians of LoJack Corporation’s ethics and each of us is responsible for our own actions. Those of us in leadership positions, however, have the added responsibility of setting the proper example for others, displaying our ethical ideals in our personal performance and attitudes.

Misconduct (any violation of this Code of Ethics) will be addressed as it is identified with appropriate disciplinary action. Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an unethical, dishonest or illegal act is discovered or suspected. You will never be penalized for reporting your discoveries or suspicions.

The following areas frequently give rise to ethical concerns. A violation of the standards contained in this Code of Ethics will result in corrective action, including possible dismissal.

Conflicts of Interest

Conflicts of interest arise whenever actions are based on interests other than those of LoJack Corporation. You must avoid any personal activity, investment or association that may interfere with using good judgment concerning LoJack Corporation’s best interests. You may not exploit your position or relationship with LoJack Corporation for personal gain. You should avoid even the appearance of such a conflict. For example, a conflict of interest may arise if you:

•	Cause LoJack Corporation to engage in business transactions with relatives or friends;

•	Use information of LoJack Corporation, a customer or supplier for your own personal gain, or the personal gain of relatives or friends;

•	Have a financial interest in LoJack Corporation’s customers, suppliers or competitors;

•	Receive a loan or guarantee of obligations, from LoJack Corporation or from a third party, as a result of your position at LoJack Corporation; or

•	Compete, or prepare to compete, with LoJack Corporation while still employed by LoJack Corporation.

If you are involved in or are aware of a transaction involving any of the relationships described above, you must report the transaction to the Chief Financial Officer. All transactions between LoJack Corporation and any Associate or member of the Associate’s immediate family, or any entity in which an Associate or a member of his or her immediate family has a significant financial interest, must be approved by the Chief Financial Officer. There may be other situations in which a conflict of interest may arise. If you have any questions or concerns about any situation, follow the guidance outlined in the section below on Reporting Ethical Violations.

Public Reporting of Financial and Non-financial Information

LoJack Corporation is a publicly held company and thus, subject to the Securities Act of 1933, the Securities Exchange Act of 1934 and numerous other laws, rules and regulations promulgated thereunder (the “Securities Laws”). The Securities and Exchange Commission (the “SEC”) requires companies to maintain disclosure controls and procedures designed to ensure that information required by the Securities Laws to be disclosed by publicly held companies is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. It is, therefore, imperative that all disclosures contained in LoJack Corporation’s public filings and other public communications are full, fair, accurate, timely and understandable.

Every Associate who participates in the information gathering process for LoJack Corporation’s public filings and other public communications is responsible for the timeliness and accuracy of the information contained therein. Those persons having responsibility for particular areas of LoJack Corporation’s periodic reports such as the Form 10-K and the Form 10-Q must report to the Disclosure Committee on an ongoing basis the following matters which come to their attention:

•	Deviations from or changes to the current public information available for LoJack Corporation;

•	Changes in risks, or new risks, to LoJack Corporation as they are identified; and

•	Changes that may affect LoJack Corporation’s financial results.

Financial managers hold an important and elevated role in corporate governance. They are empowered to ensure that shareholder interests are appropriately balanced, protected and preserved. Accordingly, all financial managers are expected to uphold the following standards:

•	To provide information that is accurate, complete, objective, relevant, timely and understandable;

•	To comply with laws, rules and regulations of federal, state, provincial and local governments, and appropriate regulatory agencies;

•	To act in good faith, responsibly, with due care, competence and diligence, without misrepresenting facts or allowing their independent judgment to be subordinated;

•	To respect the confidentiality of information acquired in connection with their activities for LoJack Corporation, except when authorized or otherwise legally obligated to disclose;

•	To share knowledge and to maintain skills needed to perform their jobs;

•	To proactively promote ethical behavior as a responsible partner among peers in the workplace and community; and

•	To achieve responsible use of and control over all assets and resources employed by or entrusted to them.

Compliance with all governmental laws, rules and regulations applicable to LoJack Corporation is mandatory and any violations thereof are considered violations of this Code of Ethics. Mistakes should never be covered up, but should be immediately fully disclosed and corrected, if possible. Remember, misconduct cannot be excused because it was directed or requested by another. Deliberate falsification of any LoJack Corporation, customer, supplier or other third party record is prohibited.

If you have any questions about your duties with regard to public reporting, please ask your manager or a member of LoJack Corporation’s Disclosure Committee.

Gifts, Bribes and Kickbacks

Other than for modest gifts given or received in the normal course of business (e.g., coffee mugs, pens and other logoed promotional materials or business lunches), neither you nor your relatives may give gifts to, or receive gifts from, LoJack Corporation’s customers and suppliers. Other gifts may be given or accepted only with prior approval of the Vice President in charge of your functional area. In no event should you put LoJack Corporation or yourself in a position that would be uncomfortable if knowledge of the gift was made public. Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

A kickback or bribe includes any item intended to improperly obtain favorable treatment. Any Associate who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities.

Foreign Activity

The Foreign Corrupt Practices Act in the United States (and local laws in other countries) prohibits payments to and business relationships with government officials that could be construed as bribes or attempts to influence government behavior. You must not knowingly enter into fee arrangements with any firm in which a government official or employee has an interest, unless permitted by law and with the prior written approval of LoJack’s Chief Financial Officer. Payments must not be made in cash.

Improper Use or Theft of LoJack Corporation Property

Every Associate must safeguard LoJack Corporation property from loss or theft, and may not take such property for personal use. LoJack Corporation property includes such items as inventory, vehicles, software, computers, office equipment, and supplies as well as confidential information such as non-public personal information about customers, customer lists, and proprietary product information, to name a few. You must appropriately secure all LoJack Corporation property within your control to prevent its unauthorized use. Using LoJack Corporation computers or communications systems to access or distribute personal, non-business related information, data or graphics is prohibited.

Fair Dealing

No LoJack Corporation Associate should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair-dealing practice.

Fair Competition and Antitrust Laws

LoJack Corporation must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, you should raise the issue with the Vice President in charge of your functional area, who may consult outside counsel.

Securities Trading

It is usually illegal to buy or sell securities using material information not available to the public. Persons who give such nonpublic “inside” information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if you, or any relatives or friends trade in the securities of LoJack Corporation, its customers or suppliers, while possessing “inside” information. For more information on your duties and responsibilities relating to securities trading, please consult LoJack Corporation’s Statement of Policy for Securities Traded by Company Employees/Proprietary Information and the Insider Trading Policy, which are incorporated herein by reference.

Political Contributions

No LoJack Corporation funds may be given to political candidates, political campaigns or Political Action Committees. You may, however, engage in political activity with your own resources on your own time.

Waivers

The Code of Ethics applies to all LoJack Corporation Associates. There shall be no waiver of any part of the Code of Ethics, except by a vote of the Board of Directors or a committee designated by the Board, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect LoJack Corporation.

In the event that any waiver is granted, the waiver will be posted on the LoJack Corporation website and disclosed in a Form 8-K filed with the SEC within five business days, thereby allowing LoJack Corporation shareholders to evaluate the merits of the particular waiver.

Reporting Ethical Violations

Your conduct can reinforce an ethical atmosphere and provide a positive influence on the conduct of fellow Associates. Associates are empowered by the Code of Ethics to act in situations where they have the authority or feel comfortable enough to stop unethical behavior. If the unethical behavior is prevented by your actions, then no report is necessary. However, if you are aware of any violations of this Code of Ethics and feel powerless to stop them, you must report them to the Vice President of Human Resources, the General Counsel or to your direct supervisor. You also may contact the Chief Financial Officer, Chief Operating Officer or Chief Executive Officer of the company.

If you are still concerned after speaking with the Vice President of Human Resources, General Counsel or other managers or feel uncomfortable speaking with them (for whatever reason), you may contact LoJack’s outside legal counsel or the designated independent director. At the time of the adoption of this Amended and Restated Code of Ethics, Susan M. Barnard, Esq. of Sullivan & Worcester LLP is LoJack Corporation’s outside legal counsel and John H. MacKinnon is the designated independent director. Letters to the Corporations outside counsel should be addressed:

Susan M. Barnard, Esq.

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Letters to Mr. MacKinnon should be addressed:

Mr. John H. MacKinnon

c/o Susan M. Barnard, Esq.

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Letters so addressed to Mr. MacKinnon will be delivered to him unopened. You may write anonymously and you should include copies of relevant documents.

You may also leave a voice mail or email message as follows:

•	Voicemail at 617-457-3635, or

•	Email to LJcontact@ureach.com.

Only general counsel and the designated independent director will be able to access these voice mail and email boxes. Your letters will be treated confidentially.

Accountability for Adherence to the Code of Ethics

Our Board of Directors enforces this Code of Ethics by evaluating all alleged violations of this Code of Ethics after all of the pertinent information has been gathered and appropriate action will be determined with the involvement of counsel. If an alleged violation of this Code of Ethics has been reported to it, the Board of Directors shall determine whether that violation has occurred and, if so, shall determine the disciplinary measures to be taken against any Associate who has violated this Code of Ethics.

The disciplinary measures, which may be invoked at the discretion of the Board of Directors, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment or other relationship with us and restitution.

Persons who may be subject to disciplinary measures include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

Any waiver of the applicability of this Code of Ethics or of a violation by an individual covered by this Code of Ethics other than an executive officer or director requires the approval of an executive officer. Any waiver for an executive officer or director requires the approval of the Board of Directors and will be promptly disclosed to the Company’s shareholders. Waivers will be granted only as permitted by law and in extraordinary circumstances.

LoJack Corporation is committed to upholding this Code of Ethics and supporting all Associates who aid in this endeavor. LoJack Corporation will not tolerate any form of retaliation for reporting suspected violations of this Code of Ethics.

Conclusion

In the final analysis you are the guardian of LoJack Corporation’s ethics. While there are no universal rules, when faced with an ethical dilemma you should ask:

•	Will my actions be viewed as ethical in every respect and fully comply with the law and with LoJack Corporation policies?

•	Will my actions have the appearance of impropriety?

•	Will my fellow Associates, customers, suppliers, family or the general public question my actions?

•	Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of these questions, you should first discuss them with your manager. If you are still uncomfortable, please follow the guidance outlined above in the section on Reporting Ethical Violations.

Any Associate who ignores or violates any of LoJack Corporation’s ethical principles or standards of business conduct, and any manager who penalizes a subordinate for trying to follow these principles and standards, will be subject to disciplinary action, up to and including immediate termination of employment. However, it is not the threat of discipline that should govern your actions.

We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for LoJack Corporation to become and remain a world class company.